Exhibit 99.1

2010

ANNUAL REPORT HIGHLIGHTS

CNB FINANCIAL CORPORATION

CNB FINANCIAL CORPORATION | 2010 ANNUAL REPORT HIGHLIGHTS

TABLE OF

CONTENTS

Consolidated Financial Highlights	4

Message to Shareholders	5

Executive Management and Board of Directors	8

Officers	9

Shareholder Information	11

Consolidated Financial Highlights

(in thousands, except per share data)

	2010	2009	% Change
FOR THE YEAR
Interest Income	$61,147	$55,870	9.4%

Interest Expense	19,056	18,468	3.2%
Net Interest Income	42,091	37,402	12.5%
Non-interest Income	9,650	7,950	21.4%
Non-interest Expense	31,798	30,021	5.9%
Net Income	11,316	8,512	32.9%
Operating Earnings*	12,773	10,100	26.5%

Net Income Return on:
Average Assets	0.87%	0.79%	10.1%
Average Equity	11.62%	12.86%	(9.6%)

AT YEAR END

Assets	$1,413,511	$1,161,591	21.7%
Loans, net of unearned	794,562	715,142	11.1%
Deposits	1,162,868	956,858	21.5%
Shareholders’ Equity	109,645	69,409	58.0%
Wealth Assets Under Management (at market value)	327,575	304,068	7.7%

PER SHARE DATA

Net Income, diluted	$1.06	$0.98	8.2%
Dividends	0.66	0.66	0.0%
Book Value	8.96	7.92	13.1%
Market Value	14.81	15.99	(7.4%)

*	2010 and 2009 operating earnings amounts are shown before effect of $1,457 and $1,588 (after tax) non-cash charges due to write-downs of other-than-temporarily impaired securities.

MESSAGE TO

SHAREHOLDERS

To Our Shareholders, Customers, Employees & Friends:

Twelve months ago, I shared the optimism CNB Financial Corporation felt as the economy showed signs of recovery during the last quarter of 2009. CNB was in an excellent position to help the communities we serve to grow again after many months of recession. Through strategies executed during 2010, CNB is now in an even better position to allow for economic growth to continue.

In April of 2010, CNB’s Board of Directors decided to pursue a common stock offering. The additional capital was necessary primarily as a result of the outstanding growth that CNB had experienced beginning in 2007 as assets grew from $781 million to $1.2 billion. In addition to the growth, we believe that the solid growth potential will continue into 2011 and 2012. Finally, the uncertainty surrounding increased regulation created a need across the financial services industry for higher levels of common equity. The end result was a highly successful capital raise of $34.5 million. The market was very receptive to CNB’s continuing story of positive balance sheet growth coupled with solid core earnings and stable asset quality.

The successful common stock offering was one of the ways our capital improved. CNB’s continued strong earnings in 2010 added to our capital position. Our Corporation reported record earnings of $11.3 million, or $1.06 per share, an increase of 32.9% over the prior year earnings of $8.5 million. The 2010 earnings allowed for our equity to grow by an additional $5 million after dividends were paid to our shareholders. CNB continues to remain well above all regulatory capital ratios.

A significant contribution to our increased earnings was the large growth in earning assets during 2010. Loans grew 11.1% while investments increased 45% over 2009 levels. This growth was critical to increasing our overall earnings as the net interest margin declined from 4.0% in 2009 to 3.7% for 2010. Many factors contributed to the reduction of the margin, but the foremost cause is lower yields within our securities portfolio caused by the historically low interest rate cycle that we have been experiencing since early 2009. As we are able to move more assets into the loan portfolio, the margin will begin to improve.

Our earning asset growth was driven by the third consecutive year of excellent core deposit gathering. Total deposits grew $206 million or 21.5% during the year. With our strong equity position, CNB remains aggressive in the acquisition of new customers. Our permanent ERIEBANK Meadville store opened in May of 2010, while CNB Bank opened a new office in Kylertown in September, bringing our franchise to a total of 28 banking locations in the state of Pennsylvania. The new locations are proving valuable to our strategy of gaining core deposit relationships.

CNB FINANCIAL CORPORATION | 2010 ANNUAL REPORT HIGHLIGHTS

ASSET GROWTH (in thousands)

2006
$780,850
2007
$858,700
2008
$1,016,518
2009
$1,161,591
2010
$1,413,511

DEPOSIT GROWTH (in thousands)

2006
$631,322
2007
$659,157
2008
$814,596
2009
$956,858
2010
$1,162,868

EARNINGS PER SHARE (fully diluted)

2006
$1.07
2007
$1.05
2008
$0.61
2009
$0.98
2010
$1.06

DIVIDENDS PAID PER SHARE

2006
$0.57
2007
$0.62
2008
$0.645
2009
$0.66
2010
$0.66

Message to Shareholders continued…

Asset quality continued to be an issue for the financial services industry during 2010, and CNB was not immune. The ratio of net charge-offs to average loans increased this year to 0.56% as compared to 0.49% in 2009. This was primarily due to a $1.8 million charge to one loan during the fourth quarter. Management does not expect any further charge on the remaining $6.0 million loan balance. Overall, CNB’s asset quality improved during the year as nonperforming assets decreased as a percentage of loans to 1.66% from 1.90% at December 31, 2009. These ratios remain very favorable as compared to our peer group and a true testament to our credit standards and underwriting.

As we look forward to 2011 and beyond, I would like to thank all of our long-term shareholders that have enjoyed CNB’s growth and prosperity through the years as well as welcome all of our new shareholders that helped us execute a successful capital raise this year. With this strength, CNB’s team is looking forward to all of the opportunities in our region that will come as the economy continues to rebuild.

Joseph B. Bower, Jr.
President and Chief Executive Officer

CNB FINANCIAL CORPORATION | 2010 ANNUAL REPORT HIGHLIGHTS

EXECUTIVE MANAGEMENT

& BOARD OF DIRECTORS

Corporate Officers, CNB Financial Corporation

Joseph B. Bower, Jr.	Charles R. Guarino
President & Chief Executive Officer	Treasurer & Principal Financial Officer

Richard L. Greslick, Jr.	Vincent C. Turiano
Secretary	Assistant Secretary

Executive Officers, CNB Bank

Joseph B. Bower, Jr.	Charles R. Guarino
President & Chief Executive Officer	Vice President & Chief Financial Officer

Mark D. Breakey	Richard L. Sloppy
Executive Vice President & Chief Credit Officer	Executive Vice President & Chief Lending Officer

Richard L. Greslick, Jr.	Vincent C. Turiano
Senior Vice President/ Administration	Senior Vice President/ Operations

Board of Directors
CNB Financial Corporation and CNB Bank

Dennis L. Merrey	Robert W. Montler	Richard B. Seager
Chairman of the Board Retired, Formerly President, Clearfield Powdered Metals, Inc. (Manufacturer)	President & Chief Executive Officer, Lee Industries and Keystone Process Equipment (Manufacturers)	President and Chief Executive Officer, Beacon Light Behavioral Health Systems (Health Services)

Joseph B. Bower, Jr.	Deborah Dick Pontzer	Peter F. Smith
President and Chief Executive Officer, CNB Financial Corporation; President and Chief Executive Officer, CNB Bank	Economic Development and Workforce Specialist, Office of Congressman Glenn Thompson	Attorney at Law

Robert E. Brown	Jeffrey S. Powell	DIRECTOR EMERITUS
Vice President, E. M. Brown, Inc. (Reclamation, Auto Dealer and Concrete Supplier)	President, J.J. Powell, Inc. (Petroleum Distributor)	L. E. Soult, Jr.

William F. Falger	Charles H. Reams
Retired, Formerly President and Chief Executive Officer, CNB Financial Corporation, CNB Bank	President, C.H. Reams & Associates, Inc. (Insurance)

James B. Ryan
Retired, Formerly Vice President of Sales, Marketing, Windfall Products, Inc. (Manufacturer)

OFFICERS

Administrative Services

Mary Ann Conaway	Carolyn B. Smeal	Shannon L. Irwin
Vice President, Human Resources	Assistant Vice President/Operations	Human Resources Officer

Edward H. Proud	Susan M. Warrick	Susan B. Kurtz
Vice President, Information Systems	Assistant Vice President/Operations	Customer Service Officer

Thomas J. Ammerman, Jr.	Brian W. Wingard	Dennis J. Sloppy
Assistant Vice President/Security	Assistant Vice President/Controller	Information Systems Officer

Donna J. Collins	Carol J. Cossick	BJ Sterndale
Assistant Vice President/Compliance	Assistant Controller	Training Officer

Leanne D. Kassab	Thomas W. Grice	Brenda L. Terry
Assistant Vice President/Marketing	Network Administration Officer	Banking Officer

Branch Division

Vickie L. Baker	Denise J. Greene	Douglas M. Shaffer
Assistant Vice President, Regional Branch Administration, Bradford Main Street Office	Community Office Manager, DuBois Office	Community Office Manager, Punxsutawney Office

Ruth Anne Ryan-Catalano	Francine M. Papa	Susan J. Shimmel
Assistant Vice President, Regional Branch Administration, Industrial Park Road Office, Clearfield	Community Office Manager, Ridgway Office	Community Office Manager, Old Town Road Office, Clearfield

Mary A. Baker	Larry A. Putt	Theresa L. Swanson
Assistant Vice President, Northern Cambria Office	Banking Officer, Clearfield	Community Office Manager, Warren Office

Deborah M. Young	Mary Ann Roney	Gregory R. Williams
Assistant Vice President, Washington Street Office, St. Marys	Banking Officer, Bradford	Banking Officer, Clearfield

Lending Division

Robert S. Berezansky	Charles C. Shrader	James C. Davidson
Senior Vice President, Corporate Lending	Vice President, Commercial Banking, Warren	Mortgage Lending Officer

James M. Baker	Joseph H. Yaros	Cory Johnston
Vice President, Commercial Banking, DuBois	Vice President, Commercial Banking Bradford	Credit Administration Officer

Michael E. Haines	Gregory M. Dixon	Paul A. McDermott
Vice President, Commercial Banking, St. Marys	Vice President/Credit Administration	Collections Officer

Robin L. Hay	David W. Ogden	Jennifer L. Mowery
Vice President, Commercial Banking	Vice President, Credit Administration	Staff Commercial Lender Johnstown

Jeffrey A. Herr	Christopher L. Stott	Eileen F. Ryan
Vice President, Commercial Banking, Philipsburg	Vice President, Retail Lending	Assistant Vice President/Mortgage Lending

	Michael C. Sutika	Steven C. Tunall
	Vice President, Commercial Banking	Commercial Banking, Kane

Wealth & Asset Management Services

Todd M. Abrams	Natalie R. Barnett	Eric A. Johnson
Senior Vice President/Managing Director, Wealth & Asset Management	Financial Consultant, Wealth Management	Trust Officer

Craig C. Ball	Calvin R. Thomas, Jr.	Glenn R. Pentz
Vice President, Wealth Management	Vice President, Trust Officer	Trust Officer

CNB FINANCIAL CORPORATION | 2010 ANNUAL REPORT HIGHLIGHTS

OFFICERS

& AFFILIATES

ERIEBANK, a Division of CNB Bank
David J. Zimmer	John M. Schulze	Katie J. Jones
President	Vice President	Community Office Manager, Harborcreek Office

Donald W. Damon	William J. Vitron, Jr.	Abby L. Mouyard
Senior Vice President	Vice President, Wealth Management	Community Office Manager, Main Office

Steven M. Cappellino	Carla M. LaBoda	Paul D. Sallie
Senior Vice President, Meadville Office	Regional Retail Administrator, Asbury Office	Private Banking Officer

William L. DeLuca, Jr.	Kelly S. Buck	Timothy Roberts
Senior Vice President	Community Office Manager, Downtown Office	Commercial Lending Officer

Betsy Bort	Matthew V. Feleppa
Vice President	Community Office Manager, Meadville Office

Scott O. Calhoun
Vice President

ERIEBANK Regional Board of Directors

Joseph B. Bower, Jr.	Thomas L. Doolin	James E. Spoden
President and Chief Executive Officer, CNB Financial Corporation, CNB Bank	President, New Age Business Solutions, LLC (Consulting)	Esquire, MacDonald Illig Jones & Britton, LLP (Law office)

Mark D. Breakey	David K. Galey	David J. Zimmer
Executive Vice President & Chief Credit Officer	Treasurer, Chief Financial Officer, Greenleaf Corporation (Manufacturing)	President, ERIEBANK

Harry E. Brown	Thomas Kennedy
Vice President, Specialty Bar Products, EBC Industries (Manufacturing)	President, Professional Development Associates, Inc. (Real estate developer)

Gary L. Clark	Charles H. Reams
Vice President, Chief Financial Officer and Chief Administrative Officer, Snap-tite, Inc. (Manufacturing)	President, C. H. Reams & Associates, Inc. (Insurance)

Holiday Financial Services Corporation, a Subsidiary of CNB Financial Corporation

Board of Directors & Corporate Officers	Administrative Services

Joseph B. Bower, Jr.	Joseph P. Strouse
Director & President	Vice President

Richard L. Greslick, Jr.	Jonathan L. Holler
Director & Secretary	Assistant Vice President

Charles R. Guarino
Director & Treasurer

CNB Securities Corporation, a Subsidiary of CNB Financial Corporation, Wilmington, DE

Board of Directors	Corporate Officers

Brian W. Wingard	Richard L. Greslick, Jr.
Director	President

Glenn R. Pentz	Donald R. McLamb, Jr.
Director	Treasurer, Wilmington Trust SP Services, Inc.

Donald R. McLamb, Jr.	Elizabeth F. Bothner
Wilmington Trust SP Services, Inc.	Secretary, Wilmington Trust SP Services, Inc.

SHAREHOLDER

INFORMATION

Annual Meeting

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 19, 2011 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

Corporate Address

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

Stock Transfer Agent & Registrar

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

(908) 497-2300

Form 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

Quarterly Share Data

For information regarding the Corporation’s quarterly share data, please refer to page 27 in the 2010 Form 10-K.

Market Makers

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Boenning & Scattergood, Inc.

1700 Market Street, Ste 1420

Philadelphia, PA 19103

(800) 842-8928

RBC Capital Markets

Three World Financial Center

200 Vesey Street, 9th Floor

New York, NY 10281

(212) 428-6200

Corporate Profile

CNB Financial Corporation is a leader in providing integrated financial solutions which creates value for both consumers and businesses. These solutions encompass checking, savings, time and deposit accounts, Private Banking, loans and lines of credit (real estate, commercial, industrial, residential and consumer), credit cards, cash management, online banking, electronic check deposit, merchant credit card processing, on-site banker and accounts receivable handling. In addition, the Corporation provides wealth and asset management services, retirement plans and other employee benefit plans.

CNB Bank

A subsidiary of CNB Financial Corporation, CNB is a regional independent community bank in North Central Pennsylvania with approximately 303 employees who make customer service more responsive and reliable. For over 145 years, the Bank has strived to be more customer-driven than its competitors thus building long-term customer relationships by being reliable and competitively priced.

CNB continually seeks innovative ways to execute a personal, quality customer service strategy and prides itself for being first-to-market many of these innovations. To satisfy customers’ financial needs and expectations, it offers a variety of delivery channels, which includes 22 full-service offices, 20 ATMs, 1 loan production office, telephone banking (1-866-224-7314), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800-492-3221).

ERIEBANK

Headquartered in Erie, Pennsylvania, ERIEBANK is a division of CNB Bank. Presently, there are five full service locations which house its commercial, retail and Private Banking divisions.

Holiday Financial Services

Another subsidiary of CNB Financial Corporation, Holiday Financial Services, a consumer loan company, currently has eight conveniently located offices in Bellefonte, Bradford, Clearfield, Erie, Hollidaysburg, Northern Cambria, Ridgway and Sidman, Pennsylvania.

The common stock of the Corporation trades on the NASDAQ National Market under the symbol CCNE.

CNB FINANCIAL CORPORATION | 2010 ANNUAL REPORT HIGHLIGHTS

CNB Financial Corporation
1 South Second Street
P.O. Box 42
Clearfield, PA 16830
800-492-3221
www.bankcnb.com